EXHIBIT 99.1

GulfTerra Energy Partners NEWS

GulfTerra Energy Partners, L.P.
P.O. Box 2511
Houston, TX 77252-2511

For Immediate Release

GulfTerra Energy Partners and Valero Energy Corporation Finalize
Agreements for Cameron Highway Oil Pipeline System

HOUSTON, TEXAS, July 14, 2003-GulfTerra Energy Partners, L.P. (NYSE:GTM), formerly El Paso Energy Partners, L.P. (NYSE:EPN), and Valero Energy Corporation (NYSE:VLO) announced today that they have completed agreements to form a 50/50 joint venture in the $458-million Cameron Highway Oil Pipeline System project. A $325 million non-recourse financing for the project was also completed.

Cameron Highway, which was announced in February 2002, will be a 390-mile pipeline that will have capacity to deliver up to 500,000 barrels of oil per day from the southern Green Canyon and western Gulf of Mexico areas to the major refining areas of Port Arthur and Texas City, Texas. When completed, the pipeline will be one of the largest crude oil delivery systems in the Gulf of Mexico, sized to handle oil movement for the major Deepwater Trend discoveries, Holstein, Mad Dog, and Atlantis, its initial anchor fields, as well as other Deepwater oil discoveries. GulfTerra will build and operate the pipeline, which is scheduled for completion during the third quarter of 2004.

Valero will pay GulfTerra approximately $51 million, representing 50 percent of the capital investment expended to date for the pipeline project. In addition, Valero will pay a total of $35 million in participation fees to GulfTerra for developing the project, $19 million of which was paid at closing, $5 million to be paid once the system is completed and the remaining $11 million by the end of 2006.

"We look forward to working with Valero as our partner in Cameron Highway," said Robert G. Phillips, Chairman and Chief Executive Officer of GulfTerra Energy Partners. "The combination of Valero's refining expertise and GulfTerra's capabilities as a developer of Gulf of Mexico infrastructure will benefit Cameron Highway producers with enhanced services and improved access to the Texas oil markets."

"Valero is excited to participate in the Cameron Highway project because it's a very strategic investment for the company," said Bill Greehey, Valero's Chairman of the Board and Chief Executive Officer. "This project is a great opportunity for Valero to secure a stable source of high-quality crude oils at a savings as compared to foreign-sourced alternatives, while enhancing our feedstock flexibility. In addition, our equity participation in this project is expected to yield a steady flow of income to the company."

GulfTerra Energy Partners, L.P. is one of the largest publicly traded master limited partnerships with interests in a diversified set of midstream assets located both offshore and onshore. Offshore, the company operates natural gas and oil pipelines and platforms and is an industry leader in the development of midstream infrastructure in the Deepwater Trend of the Gulf of Mexico. Onshore, GulfTerra is a leading operator of intrastate natural gas pipelines, gas gathering and processing facilities, natural gas liquids transportation and fractionation assets, and salt dome natural gas and natural gas liquids storage facilities. Visit GulfTerra Energy Partners on the Web at www.gulfterra.com.

Valero Energy Corporation is a Fortune 500 company based in San Antonio, with approximately 20,000 employees and annual revenues of nearly $30 billion. The company currently owns and operates 13 refineries in the United States and Canada with a combined throughput capacity of approximately two million barrels per day, making it one of the nation's top refiners of petroleum products. Valero is also one of the nation's largest retail operators with approximately 4,100 retail outlets in the United States and Canada under various brand names including Diamond Shamrock, Ultramar, Valero, Beacon and Total.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. GulfTerra Energy Partners and Valero Energy Corporation have made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors, including the integration of acquired businesses, status of GulfTerra's and Valero's greenfield projects, successful negotiation of customer contracts, and general economic and weather conditions in markets served by GulfTerra and its affiliates and Valero, could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While GulfTerra and Valero make these statements and projections in good faith, neither GulfTerra, Valero, nor their managements can guarantee that the anticipated future results will be achieved. Reference should be made to GulfTerra's and Valero's (and their affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.


Contacts:

Communications and                Investor Relations
 Government Affairs                 and MLP Finance
Norma F. Dunn                      Drew Cozby
Senior Vice President              Director
Office: (713) 420-3750             Office: (832) 676-5315
Fax:    (713) 420-3632             Fax:    (832) 676-1671